Exhibit 10.3

06/23/2024
Eric Hammes
[***]
VIA EMAIL

Dear Eric:
I am delighted to extend you an offer of employment with DH Dental Employment Services LLC., (the “Company”) and am confident that your background and experience will allow you to make major contributions to the Company. We look forward to welcoming you to our dynamic team. As we discussed, your position would be Chief Financial Officer, reporting to Paul Keel, subject to periodic review.
Please allow this letter to serve as documentation of the offer extended to you.
Start Date: August 1, 2024
Work Location: Your work location will be our company site based in Brea, CA. You are required to commute to the company site at your own cost.
Base Salary: Your base salary will be paid at the annual rate of $575,000.00, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.
Incentive Compensation: You are eligible to participate in the Company's Incentive Compensation Plan (ICP) with a target bonus of 75% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. If you are hired on or before September 30th, you will be eligible for a pro-rated ICP bonus for the calendar year in which you become employed.
Stock Options, RSUs & PSUs (Annual Equity): A recommendation will be made to the Compensation Committee of Envista’s Board of Directors to grant you an equity award as part of its annual equity compensation program at its next regularly scheduled meeting after your Start Date at which equity awards are considered (currently scheduled for February 2025). The target award value of this grant will be $1,200,000.00. After the initial award, you will be considered for annual equity awards under Envista Holdings Corporation 2019 Omnibus Incentive Plan (“The Plan”) depending on factors such as, but not limited to, your job level and performance and the company’s eligibility criteria, which may change from time to time.
The target award value of any grant(s) is currently split between 25% in the form of Stock options and 25% in the form of restricted stock units (“RSUs”) and the remaining 50% in the form of performance stock units (“PSU”). The RSUs & Stock options will vest 1/3rd on each of the first three anniversaries of the grant date. Your PSUs will vest on the third anniversary of the grant date contingent on your continued employment through the vesting date and the satisfaction of performance through the end of fiscal year 2026. This equity award will be solely governed by the terms and conditions set forth in The Plan and in the particular form of award agreement required to be signed with respect to each award.
Envista cannot guarantee that any RSUs, stock options or PSUs granted to you will ultimately have any particular value or any value.
RSUs (Sign-On Equity): A recommendation will be made to the Compensation Committee of Envista Holdings Corporation’s (“Envista”) Board of Directors to grant you a sign-on equity award at its next regularly scheduled meeting after your Start Date at which equity awards are considered. The target award value of this sign-on grant would be $1,200,000.00. In addition, you will be eligible annually for an equity award under Envista’s equity compensation program.
The target award value of any grant(s) will be solely restricted stock units (“RSUs”). This sign on equity award will vest 1/3rd on each of the first three anniversaries of the grant date, and will be solely governed by the terms and conditions set forth in Envista’s applicable stock plan and in the particular form of award agreement required to be signed with respect to each award.

Envista cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.

Signing Bonus: The Company will provide you a signing bonus equal to $1,020,000.00 that is payable in the first normal payroll date following the effective date of start date with the Company. Payment of this bonus is conditioned on your execution of the enclosed Signing Bonus Repayment Agreement.
Supplemental Retirement / Deferred Compensation Benefit: You will be eligible to participate in Envista’s executive supplemental retirement/deferred compensation program. This program is a nonqualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or ICP bonus or both). The terms of this program closely mirror those of the Company’s qualified 401(k) plan. Vesting requirements and your participation in the program are subject to all of the terms and conditions set forth in the plan. Additional information on the program will be provided to you by The Newport Group after you join the Company.
Relocation: The Company is pleased to provide relocation benefits through Aires, our third-party relocation services company. Once you have communicated to the Company that you have signed and returned both this offer letter and the enclosed Relocation Repayment Agreement, and you have successfully completed the background check, we will have our Aires representative contact you to explain the services, assistance and benefits provided under the Relocation Policy for Envista Holdings Corporation and its Affiliates, coordinate your relocation coverage and answer any questions that you may have.
Benefits: You will be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k) retirement plan beginning on your first day of employment subject to the applicable plan. Information about our various benefit programs is enclosed.
Permissive Time Off: We are pleased to offer a Permissive Time Off policy to our exempt employees. The permissive approach is a method for paid time off where you take time off when you need it, without having to earn or accrue vacation or sick hours. You may take time off for vacation, sickness, personal business or achieving a work-life balance. You will be required to coordinate all time off with your manager, while ensuring you meet your goals and objectives at a satisfactory level.
At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.
Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of a background and reference check, a pre-employment/post offer drug screen, and your execution and return of the following documents no later than the date stated in the acknowledgment below:
-Criminal History Questionnaire
-Certification of Compliance of Obligations to Prior Employers
-Certification of Envista Holdings Corporation Code of Conduct
-Agreement Regarding Fair Competition and Protection of Proprietary Interests
-Dispute Resolution Agreement
-Signing Bonus Repayment Agreement
-Relocation Repayment Agreement

Thank you for considering our offer. We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

I realize that a career decision such as this has a major impact on you and your family. If there is anything we can do, please do not hesitate to contact Matthew Wilson at matthew.wilson@envistaco.com.

Sincerely yours,

/s/ Suraj Satpathy
Suraj Satpathy
Chief Human Resources Officer

Acknowledgement
Please acknowledge that you have read, understood, and accept this offer by signing and returning it to me, along with the above referenced signed documents, at your earliest convenience. Paul and I are eager to help in any way.

Signature: /s/ Eric Hammes

Date: 6/24/2024